EXHIBIT 99.1

Press Release	Source: Panache Beverage, Inc.

Panache Beverage, Inc. Announces Forbearance Agreement with Senior Lender

NEW YORK — Panache Beverage Inc. (OTCQB: WDKA) (the “Company” or “Panache”) announced that on May 6, 2014, the Company was issued a notice of default under the terms of its loan agreements with Consilium Corporate Recovert Master Fund LTD, the Company’s senior Lender (“Consilium”).

The Company is continuing its ongoing cooperation with Consilium and entered into a forbearance agreement with Consilium whereby Consilium has agreed to not exercise any of its rights under the loan agreement for a period ending June 6, 2014.

Additionally, Consilium has released additional funds to Panache that were previously held in escrow.

Panache continues its business strategy review and has taken significant strides toward a reduction of overhead, revised sales strategy and hiring of a new executive team.

About Panache Beverage

Panache Beverage, Inc., based in New York, NY, is an alcoholic beverage company specializing in the development, global sales and marketing of spirits brands. The company's expertise lies in the strategic development and aggressive early growth of its brands establishing its assets as viable and attractive acquisition candidates for the major global spirits companies. Panache intends to build its brands as individual acquisition candidates while developing, creating and expanding its portfolio via the Panache Distillery. Panache's existing portfolio consists of the brands: Wódka Vodka, Alchemia Infused Vodka, Alibi American Whiskey, Spirytus Vodka, Old South Shine Vodka in addition to the forthcoming OGB line of spirits.

Safe Harbor

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. This press release may contain certain statements of a forward-looking nature relating to future events or future business performance. Any such statements that refer to the Company’s estimated or anticipated future results or other non-historical facts are forward-looking and reflect the Company’s current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, among others, risks and uncertainties detailed in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Press Inquiries:	Panache Beverage Inc. PR@panachespirits.com